Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-270756, 333-284763, 333-287207 and 333-292448) and S-8 form (Nos. 333-263815 and 333-289252) of Vertical Aerospace Ltd. of our report dated March 24, 2026 relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers LLP

Bristol, United Kingdom

March 24, 2026